Exhibit E-1

         EMPLOYEE APPLIANCE & COMPUTER SALES PROGRAM

  Employee Electrical Appliance and Computer Sales Program

If you are in the market for a major electrical appliance or computer, KCPL has a deal for you. Once you have completed six months of service, you can be reimbursed (up to program limits) for those purchases and pay them off on our interest-free payroll deduction plan.

Residential heating and cooling systems may also be purchased through another special program


What is the purpose of this program?

     To assist employees with major electrical appliance and computer purchases by offering reimbursement and a convenient payroll deduction repayment process with zero interest.

Who is eligible?

     All full-time and part-time active employees who work
more than 1,248 hours per year (24 hours per week) and
who have completed  six months of service are eligible to
participate.  Business   agents are also eligible.
Individuals in bankruptcy will not be allowed to participate.

How can you participate?

     To participate, simply complete an Employee Electrical
Appliance and Computer Sales Program form after purchasing any qualified major electrical appliance or computer. Attach your original receipt and return both to Gail Jones, 1201-14 or see Intranet Access.

Where are forms located?

     Employee Electrical Appliance and Computer Sales
Program forms can be found on the Employee Information
Centers at each work location. If forms are not available, call Abbie Muro at 556-2146 or Gail Jones at 556-
2496. Forms are also available through the Intranet under the Human Resources web site.

Where to purchase merchandise?

     You have the flexibility of purchasing merchandise anywhere. KCPL does maintain a list of preferred vendors who offer employee discounts, however you are not required to use these vendors in order to participate in the Employee Electrical Appliance and Computer Sales
Program.

When can preferred vendors be used?

     Preferred vendors can be used at any time. You are eligible for a discount even if you do not utilize the program.

Administration

     The Benefits Administration Department in Human
Resources administers the Employee Electrical Appliance and Computer Sales Program. Contact Gail Jones for assistance at 816-556-2496. For Residential Heating &
Cooling, contact Deborah Philips at 816-556- 2398.

Intranet Access

     Preferred vendor list, payroll deadlines, sales guidelines, qualified equipment lists and remaining loan amounts are available on Human Resources' Intranet web page: Divisional Webs/Human Resources/All About
You/Money/Loans.

When will i be reimbursed?

     Reimbursements for the amount of purchase will be included on the employee's regular paycheck. The
Employee Electrical Appliance and Computer Sales
Program form must be submitted to Benefits Administration on or before the 10th and 25th of each month in order to be reimbursed for that specific pay period.

How long before a purchase becomes non-reimbursable?

     Receipts for purchases cannot be more than 30 days old.

What is the Maximum available for reimbursement?

     Employees with six months to 10 years of service have
maximums of $1,200 available for major electrical
appliance purchase and   $2,300 available for computer
purchases. Employees with more than 10 years of service have maximum of $2,500 available for major electrical appliance purchases and up to $3,000 available for computer purchases. The minimum amount which can be submitted for reimbursement is $200.

Are there additional charges?

     A 5% handling fee (up to $115 maximum) is added to the purchase price. The total purchase price (including handling fee) cannot exceed the maximum amount available for reimbursement.

What is the maximum payment period?

     The repayment period allowed is 36 months and the minimum amount is $25 a month. You can request a specific dollar amount to be deducted, or a shorter length of time as long as it stays within the parameters of the program.

When will deductions begin?

     Payments will be deducted from the last paycheck of the month, regardless of when the reimbursement is made.

How can balances be obtained?

     Employee balances can be obtained by calling Gail Jones at 816-556-2496 or see Intranet Access.

What happens to the form and original sales receipt after it is received by the Benefits Department?

     The Human Resources Coordinator checks the form to ensure it has been completed correctly, signed, dated and that the original receipt has been attached. The form and receipt are sent to the Payroll Department for reimbursement and record keeping. Once the purchase is paid off, or if repairs are needed, the receipt will be returned to the employee.

What will happen if the employee leaves the company?

     If employment is terminated for any reason, KCPL will deduct all or part of the remaining unpaid balance from the final paycheck to the extent permitted by law. In the event there is a remaining balance it must be paid in full within thirty 30 days following the termination date.

     Upon failure to meet any payment due date, any and all reasonable costs, expenses and attorney fees incurred by KCPL or its collection agency in seeking payment of the unpaid balance will be the employee's responsibility.

                     Qualified Equipment

Appliances
     Camcorder
     Central Air Conditioner
     Compact Disc Player
     Dishwasher
     Disposal
     Dryer (Electric)
     Freezer
     Home Theater
     Humidifier
     Microwaves
     Ranges (Electric)
       (Range Hood if Purchased with Range)
     Refrigerator
     Stoves and Ovens (Electric)
     Television
     Trash Compactor
     Video Cassette Recorder (VCR)
     Washer

Computers
     Fax Machine
     Monitor
     Personal Computer
     Printer
     Scanner

Auxiliary Hardware/Software
     Cables and Cords
     CD-Rom
     Hard Drive
     Memory
     Modem
     Sound Board
     Sound Card
     Speakers
     Software


Delivery charges, set-up charges and extended warranties are not reimbursable under this plan.